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                                                                     Exhibit 3.2

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                            INTEK INFORMATION, INC.

    INTEK INFORMATION, INC, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

    A.  The name of this Corporation is:  Intek Information, Inc.

    B. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was June 4, 1996, an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 14, 1997, an Amendment thereto was filed on December 18, 1997, an Amended and Restated Certificate of Incorporation was filed on December 22, 1997, an Amended and Restated Certificate of Incorporation was filed on May 7, 1998, an Amendment thereto was filed on June 23, 1998, an Amended and Restated Certificate of Incorporation was filed on April 16, 1999, an Amended and Restated Certificate of Incorporation was filed on November 3, 1999, an Amended and Restated Certificate of Incorporation was filed November 22, 1999 and an Amendment thereto was filed on January 14, 2000.

    C. This Amended and Restated Certificate of Incorporation has been duly adopted by written consent pursuant to Sections 228 and 245 of the General Corporation Law of the State of Delaware. The Corporation certifies that amendments effected by this Amended and Restated Certificate of Incorporation have been adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

    D. Pursuant to Sections 242 and 245 of the Delaware General Corporation law, this Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation as follows:

    FIRST:  The name of this Corporation is: Intek Information, Inc.

    SECOND: The address of the Corporation's registered office in the State of Delaware is 15 E. North Street, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Inc.

    THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOURTH: A. This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which this corporation is authorized to issue is 100,000,000 with a par value per share of $0.0001, and the total number of shares of Preferred Stock which this corporation is authorized to issue is 10,000,000, with a par value per share of $0.001.

    B. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors is authorized, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the
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number of shares constituting any series, to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series.

    C. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more then outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.

    Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

    Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

    FIFTH: The Corporation is to have perpetual existence.

    SIXTH: Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

    SEVENTH: A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be designated in the Bylaws of the Corporation.

    B. The Board of Directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire, and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire, and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire, and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

    C. Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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    D.    Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) a plurality of the votes cast at a meeting of the stockholders by the holders of voting stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class; or
(ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors or by a sole remaining director. Newly created directorships resulting from any increase in the number of directors elected by all of the stockholders having the right to vote as a single class shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director elected in accordance with the preceding sentences shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

    E. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Seventh unless expressly provided by such terms.

    F. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Corporation's Bylaws by the stockholders of the
Corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

     G. No action shall be taken by the holders of the Common Stock except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

     H. Any director, or the entire Board of Directors, may be removed from office at any time (i) with or without cause by the affirmative vote of holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class.

     EIGHTH: A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation or any subsidiary of the Corporation shall not be personally liable to the Corporation or its stockholders and shall otherwise be indemnified by the Corporation for monetary damages for breach of fiduciary duty as a director of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation.

     B. The Corporation shall indemnify (and advance expenses) to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary of the Corporation.

     C. Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

     NINTH: Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of

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Incorporation or any rights of designation of Preferred Stock conferred on the
Board of Directors pursuant to Article FOURTH, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article SEVENTH or this Article NINTH if such repeal or alteration is recommended by a majority of the directors, or by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, if not so recommended by a majority of the directors.

     TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article NINTH of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

     ELEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

     TWELFTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     THIRTEENTH: Advance written notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

     FOURTEENTH: Stockholders shall not be entitled to cumulative voting rights for the election of directors.

    FIFTEENTH:   The Corporation hereby elects to be governed by Section 203(a)
of the General Corporation Law of the State of Delaware.

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    IN WITNESS WHEREOF, Intek Information, Inc. has caused this Amended and
Restated Certificate of Incorporation to be signed by Timothy O'Crowley, its President, and attested by _________________its Secretary, this _____ day of _______________, 2000 .

                              INTEK INFORMATION, INC.



                              By: _______________________________
                                  Timothy C. O'Crowley, President

Attested:


________________________
Secretary

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